Exhibit 99.1

WVT Communications Announces Landmark Decision by New York State Public Service Commission

WARWICK, NY – July 17, 2012 – Warwick Valley Telephone Company (NASDAQ: WWVY) (the “Company”), the parent company of leading cloud communications pioneers and an independent local exchange carrier (“ILEC”), today announced that in a landmark decision by the New York State Public Service Commission, the Company has been approved to restructure its corporate organization. The approval for restructuring its corporate organization enables the Company to function with the same flexibility for deploying capital for growth and simplifying financial reporting processes as enjoyed by other diversified telecommunications companies.

In its 110th year, Warwick Valley Telephone, a regulated ILEC in the mid-Hudson Valley region of New York, has been granted the ability to transfer its regulated assets to a newly formed wholly-owned subsidiary named Warwick Valley Telephone, which will operate as a regulated subsidiary. In connection with the corporate restructuring, the Company plans to change its name to WVT Communications Group and operate as a holding company. This move follows the recent acquisition of Alteva, a cloud-based unified communications solution provider, and further strengthens the Company’s financial and competitive viability as it continues to grow in the cloud communications sector.

Duane Albro, President and CEO of Warwick Valley Telephone Company, stated, “My thanks to the New York State Public Service Commission for its landmark decision in supporting the viability of competitive communications services providers in New York State. My deepest thanks also go to Governor Andrew Cuomo and his staff along with New York State Senator Bill Larkin for their support of our efforts to continue growing our business in New York. Through the forward-thinking of our government officials it is clear that New York State is open for business and supportive of telecom growth.”

The Company will submit a similar petition with the New Jersey Public Service Commission for its ILEC operations in the northern region of that state. Upon approval, all of the Company’s ILEC operations will have been approved for the corporate restructuring, which will allow a complete transition of the Company into a holding company.

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Warwick Valley Telephone Company (NASDAQ: WWVY), referred to as WVT Communications Group, is a world technology leader in providing cloud-based Unified Communications (UC) solutions for small, medium and enterprise businesses. The Company has maintained a tradition of paying dividends to shareholders for 104 consecutive years. Founded in 1902, the Company has continued to adapt and remain on the forefront of technology, chiseling its position among the most stable and respected communications vendors on the globe. Moving forward, it is forging the new model that communications providers, large and small, are striving to emulate. WVT Communications Group is merging new innovations, such as those from Alteva and USA Datanet, with proven technology from industry leaders like Microsoft, Cisco, BroadSoft, Panasonic, and Polycom to build the ideal hosting architecture for communications.

Through its USA Datanet (targeting businesses under 35 employees), Alteva (targeting businesses over 35 employees and those with branch offices), and Warwick Valley Telephone (a highly-respected traditional telecom provider turned premier regional broadband company) businesses, WVT Communications Group is enabling businesses of any size to communicate more efficiently with hassle-free communications tools. By overlaying a UC division on its stabile, regional broadband company, WVT Communications Group has positioned itself in front of its peer legacy telecom companies and created an evolutionary change in its strategy. With this, the Company may offer its residential customers a similar suite of UC applications and services for use in a home environment that its business customers can enjoy. Visit www.wvtcg.com or call 855-U-GO-CLOUD.

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Jordan Darrow

Darrow Associates, Inc.

631-367-1866

jdarrow@darrowir.com

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Lande PR

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